UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

United Online, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 9, 2006

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of United Online, Inc. will be held on Tuesday, May 9, 2006, at 10:30 a.m. Pacific time at the Hilton Woodland Hills and Towers, 6360 Canoga Avenue, Woodland Hills, California 91367, for the following purposes:

•       to elect two directors to serve on our Board of Directors until the third annual stockholders meeting following their election or until their successors are duly elected and qualified;

•       to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

•       to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Please refer to the attached proxy statement, which forms a part of this notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

Only stockholders of record at the close of business on March 13, 2006, the record date, are entitled to notice of and to vote at the annual meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the meeting and at our executive offices located at 21301 Burbank Boulevard, Woodland Hills, California 91367.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the enclosed envelope. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the close of voting at the annual meeting. If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

Sincerely,

Mark R. Goldston Chairman, Chief Executive Officer and President

Woodland Hills, California
April 12, 2006

United Online, Inc.
21301 Burbank Boulevard
Woodland Hills, California 91367

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2006

General

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held on Tuesday, May 9, 2006 at 10:30 a.m. Pacific time at the Hilton Woodland Hills and Towers, 6360 Canoga Avenue, Woodland Hills, California 91367, for the purposes of:

•       electing two directors to serve on our Board of Directors until the third annual stockholders meeting following their election or until their successors are duly elected and qualified;

•       ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

•       transacting such other business as may properly come before the meeting or any adjournment or adjournments thereof.

These proxy solicitation materials were mailed on or about April 12, 2006 to all stockholders entitled to vote at the annual meeting.

Voting; Quorum

Our outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Common stockholders of record at the close of business on March 13, 2006, the record date for the annual meeting, are entitled to notice of and to vote at the meeting. On the record date, 63,391,504 shares of our common stock were issued and outstanding. Each share of common stock is entitled to one vote. The presence at the meeting, in person or by proxy, of a majority of the shares of common stock issued and outstanding on March 13, 2006 will constitute a quorum.

All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes are shares held of record by stock brokerage firms but not voted due to the failure of the beneficial owners of those shares to provide voting instructions. Abstentions and broker non-votes are counted as present for purposes of determining whether or not there is a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are not entitled to vote at the annual meeting and will not be counted for purposes of determining whether a proposal has been approved. The election of directors will be by plurality vote, and the nominees receiving the highest number of affirmative votes shall be elected; broker non-votes and votes marked “withheld” will not affect the outcome of the election. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the outstanding shares of common stock represented at the annual meeting and entitled to vote.

Voting Procedure

Stockholders of record may vote by completing and returning the enclosed proxy card prior to the annual meeting, voting in person at the annual meeting or submitting a signed proxy card at the annual meeting. If the enclosed form of proxy is properly signed, dated and returned, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified thereon. Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the annual meeting FOR the election of the director nominees listed in Proposal One (unless the authority to vote for the election of such directors is withheld) and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal Two.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

You may revoke your proxy at any time before it is actually voted at the meeting by:

•       delivering written notice of revocation to our corporate Secretary at 21301 Burbank Boulevard, Woodland Hills, California 91367;

•       submitting a later dated proxy; or

•       attending the meeting and voting in person.

Your attendance at the meeting will not, by itself, constitute a revocation of your proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf.

Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial owner of our shares, but those shares are held of record by another person such as a stock brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote the shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.

Solicitation

This solicitation is made on behalf of our Board of Directors, and we will pay the costs of solicitation. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to our stockholders. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies by telephone, fax or personal interview. No additional compensation will be paid to these individuals for any such services.

Stockholder Proposals for 2007 Annual Meeting

Stockholder proposals that are intended to be presented at our 2007 annual meeting and included in our proxy materials relating to the 2007 annual meeting must be received by us no later than December 14, 2006, which is 120 calendar days prior to the anniversary of the mailing date for this year’s proxy materials. All stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2007 annual meeting.

If a stockholder wishes to present a proposal at our 2007 annual meeting and the proposal is not intended to be included in our proxy statement relating to the 2007 annual meeting, the stockholder must give advance notice to us prior to the deadline for the annual meeting determined in accordance with our amended and restated bylaws (the “Bylaw Deadline”). Under our bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Secretary no fewer than 90 days and no more than 120 days prior to the anniversary of the date for this year’s annual meeting. However, if we determine to change the date of the 2007 annual meeting so that it occurs more than 30 days prior to, or more than 30 days after, May 9, 2007, stockholder proposals intended for presentation at the 2007 annual meeting must be received by our Secretary no later than the close of business on the tenth day following the day on which such notice of the date of the 2007 annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs. If a stockholder gives notice of such proposal after the Bylaw Deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting. All stockholder proposals must be in the form required by our bylaws.

If a stockholder complies with such procedures and submits the proposal before the Bylaw Deadline, then the holders of proxies solicited by our Board of Directors for the stockholders meeting at which that proposal is submitted will not have discretionary voting power with respect to that proposal and cannot vote those proxies in the absence of specific voting instructions from the persons who gave those proxies.

We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s annual meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the annual meeting.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes with staggered terms, which will usually be approximately three years in length. Our bylaws dictate that each director, once elected, holds office until the third annual stockholders meeting following his election or until his successor is duly elected and qualified.

The class whose term expires at this annual meeting contains two directors, James T. Armstrong and Dennis Holt, who are both nominated for re-election. Each of the directors elected at this annual meeting will hold office until the third annual stockholders meeting following his election or until his successor is duly elected and qualified. If both nominees are elected, our Board of Directors will consist of six individuals.

The nominees named below have agreed to serve if elected, and we have no reason to believe that they will be unavailable to serve. If, however, the nominees named below are unable to serve or decline to serve at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by our Board of Directors. Unless a stockholder specifies otherwise, a returned proxy will be voted FOR the election of the nominees listed below.

On September 25, 2001, NetZero, Inc. and Juno Online Services, Inc. merged into two wholly-owned subsidiaries of United Online (the “Merger”) and each of the directors of NetZero became a director of United Online pursuant to the terms of the Merger. Messrs. Armstrong, Holt, Berglass and Goldston were directors of NetZero prior to the Merger.

The following table sets forth information with respect to the persons nominated for re-election at the meeting:

Name	Age	Director Since	Positions
James T. Armstrong	40	2001	Director, Audit Committee Chair and Member of Nominating Committee
Dennis Holt	69	2001	Director, Member of Nominating and Compensation Committees

James T. Armstrong has served as one of our directors since the Merger and was a director of NetZero from 1998 until the Merger. Mr. Armstrong has been a Managing Director with Clearstone Venture Partners (formerly idealab! Capital Partners) since August 1998. From May 1995 to August 1998, Mr. Armstrong was an associate with Austin Ventures. From September 1989 to March 1992, Mr. Armstrong was a senior auditor with Ernst & Young. Mr. Armstrong serves on the board of directors of several private companies. Mr. Armstrong received his B.A. in Economics from the University of California at Los Angeles and his M.B.A. from the University of Texas.

Dennis Holt has served as one of our directors since the Merger and was a director of NetZero from January 2001 until the Merger. Mr. Holt founded US International Media LLC, and has been its Chairman and Chief Executive Officer since March 2004. Mr. Holt also serves as Chairman and Chief Executive Officer of Patriot Communications LLC, a telecommunications service bureau, which he created in 1990 as a subsidiary of Western International Media. Mr. Holt founded Western International Media, a media buying service, in 1970 and was the Chairman and Chief Executive Officer from 1970 through January 2002. Mr. Holt also serves on the board of directors of Westwood One, Inc. and several private and philanthropic companies. Mr. Holt received his B.A. in Administration from the University of Southern California.

Continuing Directors

Our other directors are as follows:

Name	Age	Director Since	Positions
Mark R. Goldston	51	2001	Chairman, Chief Executive Officer, President and Director
Robert Berglass	68	2001	Lead Independent Director, Compensation Committee Chair
Kenneth L. Coleman	63	2001	Director, Member of Audit and Compensation Committees
Carol A. Scott	56	2003	Director, Member of Audit and Nominating Committees

The term for Messrs. Berglass and Coleman will expire at the next annual stockholders meeting and the term for Messrs. Goldston and Scott will expire at the next stockholders meeting thereafter.

Mark R. Goldston has served as our Chairman, Chief Executive Officer and President and a director since the Merger. He served as NetZero’s Chairman and Chief Executive Officer and one of its directors from March 1999 until the Merger. Prior to joining NetZero, Mr. Goldston served as Chairman and Chief Executive Officer of The Goldston Group, a strategic advisory firm, from December 1997 to March 1999. From April 1996 to December 1997, he served as President, Chief Executive Officer and a director of Einstein/Noah Bagel Corp. after founding and serving his initial term with The Goldston Group from June 1994 to April 1996. Mr. Goldston also served as President and Chief Operating Officer of L.A. Gear from September 1991 to June 1994 and as a principal of Odyssey Partners, L.P., a private equity firm, from September 1989 to September 1991. Before joining Odyssey Partners, Mr. Goldston held various executive positions including Chief Marketing Officer of Reebok, President of Faberge USA, Inc. and Vice President of Marketing Worldwide for fragrance and skincare at Revlon, Inc. Mr. Goldston is the author of a business book entitled, The Turnaround Prescription, which was published in 1992 and is the named inventor on 12 separate U.S. patents on products such as inflatable pump athletic shoes and lighted footwear. Mr. Goldston received his B.S.B.A. in Marketing and Finance from Ohio State University and his M.B.A. (M.M.) from the J.L. Kellogg School at Northwestern University. He serves on the Dean’s Advisory Board of the J.L. Kellogg School and the Dean’s Advisory Board of the Ohio State University Fisher School of Business.

Robert Berglass has served as one of our directors since the Merger and was a director of NetZero from November 2000 until the Merger. Since January 2002, Mr. Berglass has been the Chairman of DAVEXLABS LLC. From 1998 until April 2001, Mr. Berglass was the Chairman, Chief Executive Officer and President of Schwarzkopf & DEP, Inc. (formerly DEP Corporation), a division of Henkel KGAA. Mr. Berglass had held those positions following Henkel KGAA’s acquisition of DEP Corporation in 1998. From 1969 to 1998, Mr. Berglass was the Chairman, Chief Executive Officer and President of DEP Corporation. Before joining DEP Corporation, Mr. Berglass held various positions at Faberge, Inc., including Corporate Executive Vice President.

Kenneth L. Coleman has served as one of our directors since September 2001. Since February 2006, Mr. Coleman has been the Chairman of Accelrys. In May 2002, Mr. Coleman founded ITM Software and served as its Chairman and Chief Executive Officer until January 2006. In May 2001, Mr. Coleman founded Coleman Consulting and consulted on various strategic matters for several companies through May 2002. From 1987 through May 2001, he held various positions, including Executive Vice President of Global Sales, Service and Marketing, with Silicon Graphics, Inc. Mr. Coleman serves on the board of directors of MIPS Technologies, Inc., City National Bank and Accelrys (formerly Pharmacopeia Inc.). Mr. Coleman received his B.S. and M.B.A. from Ohio State University.

Carol A. Scott has served as one of our directors since April 29, 2003. Ms. Scott is a professor of marketing and faculty director of the Executive Program at The John E. Anderson Graduate School of

Management at the University of California at Los Angeles. Ms. Scott has been on the faculty at UCLA since 1977, and served the school in a variety of administrative positions from 1986 through 1994, including chairman of the faculty and associate dean for academic affairs. She was also a visiting associate professor at the Harvard Business School in 1985, and was on the faculty at Ohio State University for three years prior to joining UCLA in 1977. Ms. Scott is a frequent author and lecturer and has served on the Editorial Board of the Journal of Consumer Research since 1980.

Code of Ethics

Our Code of Ethics applies to all of our employees, directors and officers, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code of Ethics constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the Nasdaq Marketplace Rules applicable to companies whose stock is listed for trading on the Nasdaq. A current copy of the Code of Ethics is available on our corporate Web site (www.untd.com).

Stockholder Communications with Directors

The Board of Directors has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 21301 Burbank Boulevard, Woodland Hills, California 91367.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Board Committees and Meetings

Six individuals sit on our Board of Directors, five of whom are “independent” as that term is defined in Rule 4200 of the Nasdaq Marketplace Rules. Our Board of Directors held seven meetings during 2005. Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee, which was established in January 2004 to assist in the recommendation and selection of nominees for Board membership. During 2005, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served. Members of the Board of Directors and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2005. Additionally, at least quarterly, non-management Board members met in executive sessions without the presence of management. We do not have a policy regarding director attendance at our annual meetings. One of our directors attended the annual meeting held in 2005.

•       Audit Committee. The Audit Committee consists of three directors, Messrs. Armstrong and Coleman and Ms. Scott. The Audit Committee has responsibility for the appointment, retention and termination of our independent registered public accounting firm, including overseeing their independence and evaluating their performance. In addition, the Audit Committee is responsible for reviewing and making recommendations regarding the annual audit, our financial statements, our interim financial statements, and our internal controls over financial reporting, accounting practices and policies. The Audit Committee was formed on September 25, 2001 and held eleven meetings during 2005. The Audit Committee operates under a written charter adopted by our Board of Directors, which is reviewed annually and revised as appropriate. The charter was amended in February 2004 and attached to the proxy statement for the Annual Meeting of Stockholders held in 2004 as Appendix B. Our Board of Directors has determined that all members of the Audit Committee are independent as defined in Rule 4200 of the Nasdaq Marketplace Rules and also satisfy the additional criteria for independence for Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. Mr. Armstrong, who serves as Chairman of the Audit Committee, qualifies as a “financial expert” as that term is defined under applicable SEC rules. In 2004, the Audit Committee established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing practices. The Audit Committee meets privately with members and representatives of our accounting firm, and members and representatives of our independent registered public accounting firm have unrestricted access and report directly to the Audit Committee. The Audit Committee has selected PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 and is recommending that our stockholders ratify this appointment at the annual meeting. The report of the Audit Committee can be found later in this proxy statement.

•       Compensation Committee. The Compensation Committee consists of three directors, Messrs. Berglass, Coleman and Holt, all of whom are independent as defined in Rule 4200 of the Nasdaq Marketplace Rules. The Compensation Committee has responsibility for determining the nature and amount of compensation for our executive officers and for administering our equity incentive plans. The Compensation Committee was formed on September 25, 2001 and held seven meetings during 2005. The report of the Compensation Committee can be found later in this proxy statement.

•       Nominating Committee. The Nominating Committee, which was formed on January 27, 2004, consists of three directors, Messrs. Armstrong and Holt and Ms. Scott, all of whom are independent as defined in Rule 4200 of the Nasdaq Marketplace Rules. The Nominating Committee has responsibility for identifying and recommending to the Board of Directors individuals qualified to serve as directors of the company. The Nominating Committee’s charter is attached as Appendix C to the proxy statement for the Annual Meeting of Stockholders held in 2004. The Nominating Committee held one meeting in 2005.

Criteria for Director Nominees. The Board of Directors believes that the Board should be comprised of individuals with varied, complementary backgrounds who have exhibited proven leadership capabilities within their chosen fields. Directors should have the ability to grasp quickly complex principles of business and finance, particularly those related to the industries in which the company operates. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our stockholders. When considering a candidate for director, the Nominating Committee will take into account a number of factors, including the following: independence from management; depth of understanding of the Internet, sales and marketing, finance and/or other elements directly relevant to our business; education and professional background; judgment, skill, integrity and reputation; existing commitments to other businesses as a director, executive or owner; personal conflicts of interest, if any; and the size and composition of the existing Board. Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the Nominating Committee will consider the director’s past attendance at, and participation in, meetings of the Board of Directors and its committees and the director’s formal and informal contributions to the various activities conducted by the Board and the Board committees of which such individual is a member. The directors nominated by the Nominating Committee for re-election at this annual meeting were approved for nomination by all the disinterested members of the Board of Directors. When seeking candidates for director, the Nominating Committee may solicit suggestions from incumbent directors, management, stockholders and others. Additionally, the Nominating Committee may use the services of third party search firms to assist in the identification of appropriate candidates. After conducting an initial evaluation of a prospective candidate, the Nominating Committee will interview that candidate if it believes the candidate might be suitable to be a director. The Nominating Committee may also ask the candidate to meet with management. If the Nominating Committee believes a candidate would be a valuable addition to the Board of Directors, it may recommend to the full Board that candidate’s appointment or election.

Stockholder Recommendations for Nominations to the Board of Directors. The Nominating Committee will consider candidates for director recommended by any stockholder. The Nominating Committee will evaluate such recommendations by applying its regular nominee criteria and considering the additional information set forth below. Eligible stockholders wishing to recommend a candidate for nomination as a director are to send the recommendation in writing to the Chairman of the Nominating Committee, United Online, Inc., 21301 Burbank Boulevard, Woodland Hills, California 91367. Prior to making such a recommendation, stockholders are encouraged to contact the Chairman of the Nominating Committee to obtain a list of backgrounds that the Nominating Committee would consider for potential director nominees given its then current composition. A stockholder recommendation must contain the following information: documentation supporting that the writer is a stockholder of United Online and indicating (i) the number of shares of our common stock beneficially owned by such person, (ii)  the holder or holders of record of those shares and (iii) the number of shares (if any) held of record by such person but not beneficially owned, together with a statement that the writer is recommending a candidate for nomination as a director; the address of record of the proposing stockholder; a resumé of the candidate’s business experience and educational background that also includes the candidate’s name, age, business and residence addresses, and principal occupation or employment and an explanation of how the candidate’s background and qualifications are directly relevant to United Online’s business; the number of shares of our common stock beneficially owned by the candidate and owned of record by such individual; a statement detailing any relationship, arrangement or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any customer, supplier or competitor of United Online, or any other relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board; detailed information describing any relationship, arrangement or understanding, formal or informal, between or among the proposing stockholder, the candidate, and any affiliate of the proposing stockholder or the candidate; any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director; a representation that the proposing stockholder intends to appear in person or by proxy at the annual stockholders meeting at which the person named in such notice is to stand for election; and a signed consent of the candidate to serve as a director, if nominated and elected. In connection with its evaluation, the Nominating Committee may request additional information from the candidate or the proposing stockholder and may request an interview with the candidate. The Nominating Committee has discretion to decide which individuals to recommend for nomination as directors. No candidates for director nominations were submitted by any stockholder in connection with the election of directors at the annual meeting. Any stockholder that desires to recommend a candidate for nomination to the Board of Directors who would be considered for election at our next annual meeting should read the section entitled “Stockholder Proposals for 2007 Annual Meeting” earlier in this proxy statement for additional information. Stockholder proposals for our next annual meeting must be received by December 14, 2006.

Lead Independent Director

On February 3, 2006, the Board designated Mr. Berglass as Lead Independent Director with responsibility for presiding at the executive sessions of the Board of Directors, communicating to the Chairman such matters arising out of the executive sessions as the directors may desire to be communicated to him, and undertaking such further duties as may be determined by Mr. Berglass, the Chairman and the Board of Directors.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Berglass, Coleman and Holt. None of these individuals was employed by us at any time during 2005, and none has ever acted as one of our officers.

None of our current executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serve as a member of our Board of Directors or our Compensation Committee.

Director Compensation

During 2005, our non-employee directors received an annual fee of $25,000, which was paid quarterly in arrears, as well as $1,000 for each meeting attended (including committee meetings). Members of the Audit Committee received an additional annual fee of $6,000 and the Chairs of the Audit Committee and Compensation Committee each received an additional annual fee of $8,500 and $7,500, respectively.

Under our 2001 Stock Incentive Plan, non-employee directors may receive option grants, direct issuances of common stock and other equity incentives.

On April 29, 2005, each non-employee director received an award of 7,500 restricted stock units. Each unit entitled the non-employee director to receive one share of our common stock upon vesting. On the April 29, 2005 award date, the closing selling price of our common stock was $8.79 per share. The shares subject to the restricted stock units vested and were issued on February 15, 2006 to each of the non-employee directors who continued in service through that date.

On February 3, 2006, each non-employee director received an award of 7,500 restricted stock units. Each unit will entitle the non-employee director to receive one share of our common stock upon vesting. On the February 3, 2006 award date, the closing selling price of our common stock was $13.32 per share. The shares subject to those units will vest and become issuable upon the non-employee director’s continued service as a Board member through February 15, 2007. Should the director cease to serve as a Board member prior to such vesting date, then the units would immediately be cancelled, and no shares would be issued with respect to those cancelled units. However, in the event of a change of control, the shares subject to the units would vest in full and become immediately issuable.

Recommendation of the Board of Directors

Our Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2005, to serve in the same capacity for the fiscal year ending December 31, 2006, and is asking the stockholders to ratify this appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. In the event the stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee may reconsider its selection.

Audit and Other Fees

We were billed the following fees by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2005:

•       Audit Fees. PricewaterhouseCoopers LLP billed us approximately $1,293,000 for the audit of our consolidated financial statements for the fiscal year ended December 31, 2005, the review of those interim financial statements included in our quarterly report on Form 10-Q and for audit consultations. A portion of the fees also related to the services performed in connection with the attestation of management’s report on our internal controls on financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002.

•       Audit-Related Fees. No audit-related fees were billed to the company.

•       Tax Services Fees. Tax services fees for tax compliance and tax consulting services were $45,000.

•       All Other Fees. Other fees billed to the company by PricewaterhouseCoopers LLP were $2,000.

We were billed the following fees by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2004:

•       Audit Fees. PricewaterhouseCoopers LLP billed us approximately $1,287,400 for the audit of our consolidated financial statements for the year ended December 31, 2004, the review of those interim financial statements included in our quarterly report on Form 10-Q and for audit consultations. A portion of the fees also related to the services performed in connection with the attestation of management’s report on our internal controls on financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002.

•       Audit-Related Fees. Audit-related fees billed to us for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements for 2004 that are not reported as “Audit Fees” were $429,000. The services provided were consulting services relating to due diligence associated with a then potential acquisition and the documentation of key selected business processes and internal controls.

•       Tax Services Fees. Tax services fees for tax compliance and tax consulting services were $102,000.

•       All Other Fees. No other fees were billed to the company by PricewaterhouseCoopers during the year ended December 31, 2004.

Determination of Independence

The Audit Committee of the Board of Directors has determined that the provision by PricewaterhouseCoopers LLP of the services covered under the heading “All Other Fees” above is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, the Audit Committee must pre-approve all engagements of our independent registered public accounting firm, unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. In 2003, the Audit Committee adopted a policy requiring the pre-approval of all services to be provided by our independent registered public accounting firm. Any proposed services exceeding pre-approved cost parameters will also require specific pre-approval. The Audit Committee has delegated to its Chairman the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. All of the audit-related and tax services fees for the 2005 fiscal year were approved by the Audit Committee in accordance with the foregoing procedures.

Recommendation of the Board of Directors

Our Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

OTHER MATTERS

We do not know of any matters to be presented at the annual meeting other than those mentioned in this proxy statement. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors recommends.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 27, 2006, by (i) each of our directors and nominees for director, (ii) each named executive officer (as listed in the summary compensation table which appears later in this proxy statement), (iii) each person who, to our knowledge, beneficially owns 5% or more of the outstanding shares of our common stock, and (iv) all current directors and executive officers as a group.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficial Ownership(1)
Directors and Named Executive Officers:
Mark R. Goldston(2)	4,322,975	6.5%
Jon O. Fetveit(3)	372,748	*
Charles S. Hilliard(4)	898,040	1.4%
Gerald J. Popek(5)	441,578	*
Frederic A. Randall, Jr.(6)	629,333	*
James T. Armstrong(7)	42,604	*
Robert Berglass(8)	60,000	*
Kenneth L. Coleman(9)	87,300	*
Dennis Holt(10)	22,500	*
Carol A. Scott(11)	82,800	*
All directors and executive officers as a group (13 persons)(12)	7,428,741	10.7%
5% Stockholders Not Listed Above:
Barclays Global Investors, NA(13)	3,190,508	5.0%
LSV Asset Management(14)	3,212,900	5.1%
Osterweis Capital Management, Inc.(15)	3,648,717	5.7%

*                     Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)             Based on 63,488,407 shares of common stock outstanding on March 27, 2006. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are currently exercisable or will become exercisable within 60 days after March 27, 2006 and shares issuable within 60 days after March 27, 2006 pursuant to outstanding restricted stock units awarded under our stock incentive plans are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage ownership of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is our address at 21301 Burbank Boulevard, Woodland Hills, California 91367.

(2)             Includes (i) 608,581 shares owned by the Mark and Nancy Jane Goldston Family Trust dated November 8, 1997, over which Mr. Goldston exercises voting power, as trustee; (ii) 258,030 shares owned by Mr. Goldston, 250,000 of which are subject to repurchase by the company at the purchase price of $.0001 per share if Mr. Goldston voluntarily leaves the company prior to January 27, 2008; and (iii) 3,456,364 shares subject to options which are currently exercisable or which will become exercisable within 60 days after  March 27, 2006.

(3)             Includes (i) 113,373 shares owned by Mr. Fetveit; and (ii) 259,375 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 27, 2006. Mr. Fetveit resigned his position with the company in March 2006.

(4)             Includes (i) 278,040 shares owned by Mr. Hilliard, 125,000 of which shares are subject to repurchase by the company at the purchase price of $.0001 per share if Mr. Hilliard voluntarily leaves the company prior to January 27, 2008; and (ii) 620,000 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 27, 2006.

(5)             Includes (i) 44,233 shares owned by Mr. Popek; and (ii) 397,345 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 27, 2006.

(6)             Includes (i) 275,583 shares owned by Mr. Randall, 100,000 of which shares are subject to repurchase by the company at the purchase price of $.0001 per share if Mr. Randall voluntarily leaves the company prior to January 27, 2008; and (ii) 353,750 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 27, 2006.

(7)             Includes (i) 20,104 shares owned by Mr. Armstrong; and (ii) 22,500 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 27, 2006.

(8)             Includes (i) 3,000 shares owned by Mr. Berglass; and (ii) 57,000 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 27, 2006.

(9)             Includes (i) 7,800 shares owned by Mr. Coleman; and (ii) 79,500 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 27, 2006.

(10)       Includes 22,500 shares subject to options held by Mr. Holt which are currently exercisable or which will become exercisable within 60 days after March 27, 2006.

(11)       Includes (i) 300 shares owned by Ms. Scott; and (ii) 82,500 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 27, 2006.

(12)       Includes (i) 1,616,657 shares owned by the directors and officers, 475,000 of which are shares of restricted stock held by Messrs. Goldston, Hilliard and Randall that are subject to repurchase by the company until such shares vest on January 27, 2008; and (ii) 5,812,084  shares of our common stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 27, 2006.

(13)       This information is derived solely from the Schedule 13G filed with the SEC by Barclays Global Investors, NA on January 31, 2006. The address for Barclays Global Investors, NA is 45 Fremont Street, San Francisco, CA 94105.

(14)       This information is derived solely from the Schedule 13G filed with the SEC by LSV Asset Management on February 10, 2006. The address for LSV Asset Management is 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606.

(15)       This information is derived solely from the Schedule 13G filed with the SEC by Osterweis Capital Management, Inc., Osterweis Capital Management, LLC and John S. Osterweis on February 13, 2006. The address for all three parties is One Maritime Plaza, Suite 800, San Francisco, CA 94111.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The following table sets forth certain information regarding all our executive officers as of March 27, 2006:

Name	Age	Positions
Mark R. Goldston	51	Chairman, Chief Executive Officer, President and Director
Theodore R. Cahall, Jr.	46	Executive Vice President, Chief Operating Officer, Classmates Online, Inc. and Executive Vice President, United Online Web Services
Charles S. Hilliard	42	Executive Vice President, Finance and Chief Financial Officer
Gerald J. Popek	59	Executive Vice President and Chief Technology Officer
Frederic A. Randall, Jr.	49	Executive Vice President, General Counsel and Secretary
Robert J. Taragan	49	Executive Vice President and General Manager of CyberTarget
Matthew J. Wisk	46	Executive Vice President and Chief Marketing Officer

The following is a brief description of the capacities in which each of the executive officers has served during the past five years. The biography for Mr. Goldston appears earlier in this proxy statement under the heading “Proposal One: Election of Directors.”

Theodore R. Cahall, Jr. has been our Executive Vice President, Chief Operating Officer, Classmates Online, Inc. and Executive Vice President, United Online Web Services since August 2005. Prior to that, he served as Chief Information Officer and Senior Vice President of Engineering at CNET Networks from January 2000 to August 2005 where he managed their back-office systems, Internet applications and technology infrastructure. Prior to CNET Networks, Mr. Cahall held technology management positions at several companies, including serving as Vice President and Systems Director at Bank of America from 1994 to 2000. Mr. Cahall earned both his B.S. and M.S. degrees in Electrical Engineering and Computer Science from the University of Illinois. He is currently on the AppMail and Citrix technology advisory boards.

Charles S. Hilliard has been our Executive Vice President, Finance and Chief Financial Officer since the Merger. Prior to that, he served as NetZero’s Senior Vice President, Finance and Chief Financial Officer from April 1999 to September 2001. Prior to joining NetZero, Mr. Hilliard served as an investment banker with Morgan Stanley & Co. from May 1994 to April 1999, most recently as a Principal in the Corporate Finance Department. From August 1990 to May 1994, he served in the Mergers & Acquisitions and Corporate Finance departments of Merrill Lynch & Co. Mr. Hilliard served as a tax accountant with Arthur Andersen & Co. from September 1985 to July 1988 and was licensed as a Certified Public Accountant in January 1988. Mr. Hilliard received his B.S. in Business Administration from the University of Southern California and his M.B.A. with distinction from the University of Michigan.

Gerald J. Popek has been our Executive Vice President and Chief Technology Officer since the Merger. Prior to that, he served as NetZero’s Senior Vice President and Chief Technology Officer from October 2000 to September 2001. Prior to joining NetZero, Mr. Popek was Chief Technology Officer at CarsDirect.com from August 1999 to September 2000 and Chief Technology Officer at PLATINUM Technology, Inc. from August 1995 to August 1999. In the late 1970s, he was a member of the Defense Science Board, which selected the technology base for the United States Department of Defense that became the Internet. Mr. Popek has a B.S. in Nuclear Engineering, with honors, from New York University and a Ph.D. in Applied Mathematics from Harvard University.

Frederic A. Randall, Jr. has been our Executive Vice President, General Counsel and Secretary since the Merger. Prior to that, he served as NetZero’s Senior Vice President and General Counsel from March 1999 until the Merger and was the Secretary from May 1999 to September 2001. Prior to joining NetZero, Mr. Randall was a partner at Brobeck, Phleger & Harrison LLP from January 1991 to

March 1999, and an associate from 1984 to December 1990. Mr. Randall received his B.A. in English Literature with distinction from the University of Michigan and his J.D., cum laude, from the University of San Francisco School of Law.

Robert J. Taragan has been our Executive Vice President and General Manager of CyberTarget since the Merger. Prior to that, he served as NetZero’s Senior Vice President and General Manager of CyberTarget from March 2000 until the Merger. Prior to joining NetZero, Mr. Taragan held various management positions with Nielsen Media Research for 21 years. His positions included Executive Vice President of Marketing and General Manager of Local Services. Mr. Taragan received his B.A. in Economics from Colgate University.

Matthew J. Wisk has been our Executive Vice President and Chief Marketing Officer since August 2005. Prior to that, he served as Senior Vice President, Chief Marketing Officer of TiVo from October 2004 to July 2005. Prior to joining TiVo, Mr. Wisk was Chief Marketing Officer of Herbalife International from July 2003 to July 2004 and Vice President of Marketing, North and South America at Nokia from April 1994 to July 2003. Mr. Wisk received his B.A. in Marketing and his M.B.A. from Michigan State University.

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation earned, by our Chief Executive Officer and each of our four other most highly compensated executive officers for the 2005 fiscal year, for services rendered during the twelve-month periods ended December 31, 2005, December 31, 2004, and December 31, 2003, respectively. No executive officer who would have otherwise been included in such table on the basis of salary and bonus earned for the 2005 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals are sometimes referred to herein as the “named executive officers.”

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year		Salary($)	Bonus($)	Restricted Stock Award($)		Securities Underlying Options(#)	All Other Compensation($)
Mark R. Goldston	2005		800,000	1,000,000	5,275,000	(2)	—	2,221	(5)
Chairman, Chief Executive	2004		770,000	770,000	4,977,475	(3)	625,000	—
Officer and President	2003	(1)	735,000	831,375	—		(4)	—
Jon O. Fetveit*	2005		320,000	320,000	1,055,000	(2)	—	1,464	(5)
Executive Vice President and	2004		302,500	272,250	—		100,000	—
Chief Strategy Officer	2003	(1)	288,750	254,375	—		(4)	—
Charles S. Hilliard	2005		400,000	400,000	1,793,500	(2)	—	3,500	(5)
Executive Vice President,	2004		385,000	346,500	2,488,738	(3)	170,000	—
Finance and Chief Financial Officer	2003	(1)	367,500	323,875	—		(4)	—
Gerald J. Popek	2005		370,000	370,000	1,055,000	(2)	—	3,234	(5)
Executive Vice President and	2004		357,500	321,750	—		70,000	—
Chief Technology Officer	2003	(1)	341,250	300,750	—		(4)	—
Frederic A. Randall, Jr.	2005		370,000	370,000	1,318,750	(2)	—	3,234	(5)
Executive Vice President and	2004		357,500	321,750	1,990,990	(3)	125,000	—
General Counsel	2003	(1)	341,250	302,329	—		(4)	—

*                     Mr. Fetveit resigned his position with the company in March 2006.

(1)             In 2003, our fiscal year end changed from June 30 to December 31. The compensation in this row includes (i) six months of salary (January 1 to June 30, 2003) for the fiscal year ended June 30, 2003 plus (ii) six months of salary for the period July 1 to December 31, 2003. In addition, we calculated the bonus compensation reflected in this row by pro-rating the bonus earned for the twelve-month period ended June 30, 2003 ratably over that twelve-month period and then adding the portion pro-rated to the period from January 1, 2003 through June 30, 2003 to the bonus awarded by the Compensation Committee for the six-month period ended December 31, 2003 to yield the bonus deemed earned for the twelve-month period ended December 31, 2003. If we had instead added the full bonus for the twelve-month period ended June 30, 2003 to the bonus earned by each named executive officer for the six-month period ended December 31, 2003, the bonus amounts in this row would have been as follows: Mr. Goldston: $1,131,375; Mr. Fetveit: $357,500; Mr. Hilliard: $455,125; Mr. Popek: $422,625 and Mr. Randall: $424,204.

(2)             Represents the dollar value of the shares of the company’s common stock subject to restricted stock units awarded on March 24, 2005 and is determined by multiplying the number of those shares by the $10.55 closing selling price per share of our common stock on the award date. Each unit represents the right to receive one share of the company’s common stock when that unit vests. The restricted stock units will vest in a series of four successive equal annual installments upon the executive officer’s completion of each year of service over the four-year period measured from February 15, 2005. The actual number of shares subject to the restricted stock units awarded to each named executive officer is as follows:  Mr. Goldston, 500,000 shares; Mr. Fetveit, 100,000 shares; Mr. Hilliard, 170,000 shares; Mr. Popek, 100,000 shares; and Mr. Randall, 125,000 shares. In the event dividends or other distributions are declared and paid on the company’s outstanding common stock while the executive officer’s restricted stock units remain outstanding, then such officer will receive, an additional payment equal to each dividend or distribution which would have been paid on those shares had they been issued and outstanding at the time that dividend or distribution was made to the company’s stockholders. The payment will be made in the same form as the actual dividend or distribution is made to the company’s stockholders. During the 2005 fiscal year, the following cash distributions were made to the named executive officers pursuant to the phantom dividend rights under their restricted stock units:  Mr. Goldston, $300,000; Mr. Fetveit, $60,000; Mr. Hilliard, $102,000; Mr. Popek, $60,000; and Mr. Randall, $75,000. As of December 31, 2005, the fair market value of the shares of common stock subject to each named executive officer’s restricted stock units was as follows, based on the $14.22 closing selling price per share on that date:  Mr. Goldston, $7,110,000; Mr. Fetveit, $1,422,000; Mr. Hilliard, $2,417,400; Mr. Popek, $1,422,000; and Mr. Randall, $1,777,500. See “Employment Contracts, Termination of Employment and Change in Control Arrangements” below for vesting acceleration provisions applicable to these awards.

3)                 Represents the dollar value of the shares of the company’s common stock subject to the restricted stock awarded on January 27, 2004 and is determined by multiplying the number of those shares by the $19.91 closing price per share of our common stock on the award date and subtracting the amount paid for the shares, which was the par value of the company’s common stock ($.0001). Each restricted stock award will vest upon the named executive officer’s continuation in the company’s employ through January 27, 2008, subject to vesting acceleration under the circumstances described in the “Employment Contracts, Termination of Employment and Change in Control Arrangements” section below. As of December 31, 2005, the cumulative total holdings of each named executive officer’s restricted stock were as follows: Mr. Goldston held 250,000 shares; Mr. Fetveit held no shares; Mr. Hilliard held 125,000 shares; Mr. Popek held no shares; and Mr. Randall held 100,000 shares. As of December 31, 2005, the fair market value of each named executive officer’s holdings of restricted stock was as follows, based on the $14.22 closing selling price per share on that date:  Mr. Goldston, $3,555,000; Mr. Hilliard, $1,777,500; and Mr. Randall, $1,422,000. Dividends are paid on the restricted stock at the same time as dividends are paid on all other outstanding shares of the company’s common stock. During the 2005 fiscal year, the following dividends were paid to the named executive officers with respect to their restricted stock holdings: Mr. Goldston, $150,000; Mr. Hilliard, $75,000; and Mr. Randall, $60,000.

(4)             Each named executive officer received an option grant on June 18, 2003. No additional options were granted to any of the named executive officers during the six-month period ended December 31, 2003.

(5)             Beginning January 2005, the company initiated a 401(k) contribution match of up to 6% of each participant’s contribution to such plan.

Option/SAR Grants in Last Fiscal Year

No stock options or stock appreciation rights were granted to the named executive officers during the twelve months ended December 31, 2005.

Aggregated Option Exercises and Fiscal Year End Values

The following table provides information with respect to the named executive officers concerning the exercise of options during the twelve months ended December 31, 2005 and unexercised options held by them at December 31, 2005. None of the named executive officers exercised any stock appreciation rights during such time period, and no stock appreciation rights were held by the named executive officers at the end of that period.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES(1)

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options(#)(3)		Value of Unexercised in-the-Money Options at Fiscal Year End($)(4)
Name	Exercise(#)	Realized($)(2)	Exercisable	Unexercisable	Exercisable	Unexercisable
Mark R. Goldston	333,332	3,083,750	3,539,457	—	22,138,615	—
Jon O. Fetveit*	134,593	1,211,218	410,000	—	1,389,485	—
Charles S. Hilliard	272,812	2,218,553	620,000	—	1,901,925	—
Gerald J. Popek	72,500	782,217	437,757	—	1,600,513	—
Frederic A. Randall, Jr.	248,227	1,627,837	353,750	—	412,084	—

*                     Mr. Fetveit resigned his position with the company in March 2006.

(1)             The amounts shown in this table reflect aggregated option exercises for the twelve-month period ended December 31, 2005 and option values as of December 31, 2005.

(2)             Based upon the closing selling price per share on the Nasdaq National Market on the exercise date less the exercise price per share.

(3)             Each option appearing in this table is immediately exercisable for all the option shares. The vast majority of these options were vested as of December 31, 2005 and the remaining portion will be vested by May 7, 2006.

(4)             Based upon the closing selling price per share of $14.22 on the Nasdaq National Market on December 30, 2005 less the exercise price per share.

On December 15, 2005, the Compensation Committee of our Board of Directors accelerated the vesting of all outstanding options to purchase shares of our common stock with exercise prices in excess of $16.00. These options were granted to executive officers and other employees of our company under our 2001 Stock Incentive Plan and 2001 Supplemental Stock Incentive Plan. Options to purchase an aggregate of 1,252,507 shares of our common stock, or 31% of our outstanding unvested options, were subject to such acceleration and had exercise prices ranging from $16.01 to $64.167, with a weighted average exercise price of $18.47 per share. The closing price of our common stock on December 15, 2005 was $14.17. These out-of-the-money options were accelerated primarily to eliminate any future compensation expense we would have otherwise had to recognize with respect to them in our income statements once we implemented the option expensing rules of the Financial Accounting Standard Board (FASB) statement “Share-Based Payment” (FAS 123R) effective January 1, 2006. The number of shares of our common stock subject to the accelerated options held by our named executive officers and the weighted average exercise price per share were as follows:  Mr. Goldston, options for 403,474 shares with a weighted average exercise price of $18.40 per share; Mr. Fetveit, options for 68,058 shares with a weighted average exercise price of $18.38 per share; Mr. Hilliard, options for 109,864 shares with a weighted average exercise price of $18.40 per share; Mr. Popek, options for 56,391 shares with a weighted average exercise price of $18.31 per share; and Mr. Randall, options for 83,615 shares with a weighted average exercise price of $18.38 per share.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

	A	B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)(5)
Equity Compensation Plans Approved by Stockholders(1)(2)	9,037,682 (4)	$14.01 (4)	3,250,642 (6)
Equity Compensation Plans Not Approved by Stockholders(3)	2,590,632	$10.86	329,800
Total	11,628,314	$13.81	3,580,442

(1)             Consists of the 2001 Stock Incentive Plan (the “2001 Plan”) and the 2001 Employee Stock Purchase Plan (the “ESPP”). In connection with the Merger, we consolidated the Juno Online Services, Inc. 1999 Stock Incentive Plan and the NetZero, Inc. 1999 Stock Incentive Plan to form the 2001 Plan. Both the NetZero and Juno plans were approved by their respective stockholders prior to the Merger. In connection with the Merger, options to purchase 11,748,790 shares of NetZero common stock were assumed and converted into options to purchase 3,524,637 shares of our common stock and then transferred to the 2001 Plan; and options to purchase 8,031,560 shares of Juno common stock were assumed and converted into options to purchase 4,300,900 shares of our common stock and then transferred to the 2001 Plan.

(2)             In connection with the Merger, we consolidated the Juno Online Services, Inc. 1999 Employee Stock Purchase Plan and the NetZero, Inc. 1999 Employee Stock Purchase Plan to form the ESPP. Both the Juno ESPP and NetZero ESPP were approved by their respective stockholders prior to the Merger.

(3)             Consists of the 2001 Supplemental Stock Incentive Plan (the “2001 Supplemental Plan”), the Classmates Online, Inc. Amended and Restated 1999 Stock Plan (the “Classmates 1999 Plan”) and the Classmates Online, Inc. 2004 Stock Plan (the “Classmates 2004 Plan”). In connection with the Merger, we consolidated the following non-stockholder approved plans to form the 2001 Supplemental Plan: (i) the NetZero, Inc. 2001 Non-Executive Stock Incentive Plan; (ii) the Juno Online Services, Inc. 2001 Supplemental Stock Incentive Plan, (iii) the AimTV, Inc. 1999 Employee Stock Option Plan and (iv) the 1999 RocketCash Corporation Stock Option Plan. The RocketCash and AimTV plans were assumed by NetZero prior to the Merger in connection with the acquisition of all of the outstanding capital stock of each company. In connection with the Merger, options to purchase 2,028,475 shares of NetZero common stock, which includes all options converted into options to acquire NetZero common stock in connection with the AimTV acquisition, were assumed and converted into options to purchase 608,542 shares of our common stock and then transferred to the 2001 Supplemental Plan; and options to purchase 774,125 shares of Juno common stock were assumed and converted into options to purchase 414,543 shares of our common stock and then transferred to the 2001 Supplemental Plan. The AimTV options assumed by NetZero covered 32,475 shares of NetZero common stock and, when transferred to the 2001 Supplemental Plan following the Merger, were converted into options to acquire 9,742 shares of our common stock at a weighted average exercise price of $3.43 per share. As of December 31, 2005, there were no outstanding AimTV options. In connection with the acquisition of Classmates Online, Inc., we assumed options to purchase 785,584 shares of Classmates Online, Inc. common stock under the Classmates 1999 Plan and converted them into options to purchase 364,412 shares of our common stock; and we assumed options to purchase 378,479 shares of Classmates Online, Inc. common stock under the Classmates 2004 Plan and converted them into options to purchase 175,573 shares of our common stock. We also assumed the remaining unallocated share reserve under the Classmates 2004 Plan and converted that reserve into an additional 763,126 shares of our common stock. All of the foregoing adjustments to the outstanding Classmates options and the remaining 2004 Plan reserve were made in accordance with the applicable exchange ratio in effect for the Classmates acquisition. The Classmates 1999 Plan provides that the shares underlying any options which are forfeited upon termination of employment will become available for issuance under the Classmates 2004 Plan and will accordingly increase the number of shares of our common stock issuable under that plan.

(4)             Excludes purchase rights outstanding under the ESPP. Under the ESPP, each eligible employee may purchase up to 3,750 shares of our common stock at semi-annual intervals on the last business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the purchase date.

(5)             The 2001 Plan, the ESPP and the 2001 Supplemental Plan each contain a provision whereby the share reserve under the plan will automatically increase on the first business day of January each year that the plan remains in existence. The increase for each plan will be limited to the lesser of a specified amount or a percentage of our outstanding common stock as of the last business day of the calendar year immediately preceding the increase. The 2001 Plan will be increased each year by the lesser of 4.0% of the outstanding common stock and 1,950,000 shares; the 2001 Supplemental Plan will be increased each year by the lesser of 0.5% of the outstanding common stock and 214,200 shares; and the ESPP will be increased each year by the lesser of 1.5% of the outstanding common stock and 975,000 shares.

(6)             As of December 31, 2005, 971,296 shares remained available for issuance under the 2001 Plan, and 2,279,346 shares of common stock remained available for issuance under the ESPP. The shares available for issuance under the 2001 Plan may be issued upon the exercise of stock options or stock appreciation rights granted under such plan, or those shares may be issued through direct stock issuances or pursuant to restricted stock awards or restricted stock units which vest upon the attainment of prescribed performance milestones or the completion of designated service periods. Shares may also be issued as a bonus for services rendered the company, without any cash payment required from the recipient.

The 2001 Supplemental Plan

As of December 31, 2005, approximately 4.4 million shares of our common stock had been reserved for issuance over the term of the 2001 Supplemental Plan to eligible individuals in our service or the service of our subsidiaries. Such eligible individuals include our continuing employees (other than executive officers) and independent consultants. In addition, newly-hired employees (including newly-hired executive officers) may receive an award under the plan in connection with their commencement of employment with us. The 2001 Supplemental Plan also contains an automatic share increase provision pursuant to which the share reserve will automatically increase on the first trading day of January each year over the 10-year term of the plan by an amount equal to 0.5% of the outstanding shares of our common stock on the last trading day in the immediately preceding calendar year, up to a maximum annual increase of 214,200 shares (adjusted for any subsequent stock dividends, stock splits, recapitalizations or similar transactions affecting our common stock). Awards under the 2001 Supplemental Plan may be either in the form of stock option grants or direct stock issuances with exercise or issue prices at, above or below the fair market value of our common stock on the award date. No option grants will have a maximum term in excess of 10 years, and each option grant or direct stock issuance will generally vest over one or more years of service. However, upon certain changes in control or ownership, those options and stock issuances may vest in whole or in part on an accelerated basis. As of December 31, 2005, options to purchase 1,705,340 shares of our common stock were outstanding under the supplemental plan, 2,650,649 shares of our common stock had been issued under such plan, and 40,442 shares of our common stock remained available for future issuance.

Classmates Online, Inc. 2004 Plan as assumed by United Online

As of December 31, 2005, approximately 1.1 million shares of our common stock had been reserved for issuance over the term of the Classmates 2004 Stock Plan to eligible individuals in our service or the service of our subsidiaries. Such eligible individuals include (i) employees, directors and officers of Classmates Online, Inc. or its subsidiaries and (ii) employees, directors and executive officers of United Online or its subsidiaries whose service commenced or commences after the date of the acquisition. Awards under the Classmates 2004 Stock Plan may be either in the form of non-statutory stock option grants with an exercise price of not less than 85% of the fair market value of our common stock on the grant date or in the form of direct stock issuances with a purchase price equal to 100% of the fair market value of our common stock on the award date. No option grants will have a maximum term in excess of 10 years, and each option grant or direct stock issuance will generally vest over one or more years of service. However, upon certain changes in control or ownership, those options and stock issuances may vest in whole or in part on an accelerated basis. As of December 31, 2005 options to purchase 825,260 shares of our common stock were outstanding under the Classmates 2004 Stock Plan and 289,358 shares of our common stock remained available for future issuance. The Classmates 1999 Plan provides that the shares underlying any options which are forfeited upon termination of employment will become available for issuance under the Classmates 2004 Plan and will accordingly increase the number of shares of our common stock issuable under that plan. As of December 31, 2005 options to purchase 60,032 shares of our common stock were outstanding under the Classmates 1999 Plan.

Employment Contracts, Termination of Employment and Change in Control Arrangements

In January 2004, upon the recommendation of our Compensation Committee, the Board of Directors approved amendments to the employment agreements we have with Messrs. Goldston, Hilliard, and Randall primarily to extend the terms of those agreements that were to expire in February 2005 to February 2008.

Under Mr. Goldston’s extended employment agreement, in addition to his current base salary, the bonus for which he is eligible must not be less than 125% of his base salary each year. If Mr. Goldston is terminated without cause, or his employment is involuntarily terminated (including a resignation for good reason) following a change in control, he will be entitled to a lump sum payment equal to three times the sum of his annual base salary and a specified percentage of his annual bonus, plus he will receive a pro rated bonus for the year of his termination, and all of his outstanding options, restricted stock and restricted stock units will vest. To the extent any of his severance benefits constitute a “parachute payment” under Section 280G of the Internal Revenue Code resulting in the imposition of excise taxes, we have agreed to provide Mr. Goldston with a full tax gross-up, which will cover those excise taxes and all additional taxes he incurs by reason of such payment. In the event Mr. Goldston’s employment is terminated by reason of death or permanent disability, all of his options, restricted stock and restricted stock units will vest in full.

Under our extended employment agreements with Messrs. Hilliard and Randall, in addition to their current base salaries, the annual cash bonus for which they are eligible must not be less than 100% of their base salary each year. If their employment is terminated without cause, they will be entitled to a lump sum payment equal to three times the sum of their annual base salary and a specified percentage of their annual bonus, plus they will receive a pro rated bonus for the year of their termination, and they will receive an additional twelve months of vesting credit under each of their outstanding options, restricted stock and restricted stock units. If their employment is involuntarily terminated (including a resignation for good reason) following a change in control, they will be entitled to a lump sum payment equal to three times the sum of their annual base salary and a specified percentage of their annual bonus, plus they will receive a pro rated bonus for the year of their termination, and all of their outstanding options, restricted stock and restricted stock units. To the extent any of their severance benefits constitute a “parachute payment” under

Section 280G of the Internal Revenue Code resulting in the imposition of excise taxes, we have agreed to provide them with a full tax gross-up which will cover those excise taxes and all additional taxes he incurs by reason of such payment. In the event their employment is terminated by reason of death or permanent disability, all of their options, restricted stock and restricted stock units will vest in full.

Under our agreements with Messrs. Popek and Taragan, in addition to their current base salaries, these executives are eligible to receive an annual cash bonus of up to 100% of their base salary for the 2005 and 2006 fiscal years. If their employment is terminated without cause, or if they resign for good reason, prior to August 1, 2007, they will be entitled to the following benefits:  (1) a severance payment payable in twelve equal monthly installments in an aggregate amount equal to (i) the executive’s then current annual base salary plus (ii) the executive’s then current annual base salary multiplied by the bonus percentage used to calculate the bonus awarded to the executive for the immediately preceding year (the “Severance Payment”), and (2) an additional twelve months of vesting credit under each of their outstanding options and restricted stock units (the “Accelerated Vesting Credit”). If their employment is terminated without cause, or they resign for good reason, within twelve months after a change in control, they will be entitled to the following benefits:  (1) the Severance Payment and (2) additional vesting credit under each of their outstanding options and restricted stock units to the greater of (i) an additional twelve months or (ii) the additional number of shares in which the executive would have been vested at the time of such termination if he had completed an additional period of service equal in duration to the actual period of service completed by him between the grant date for each applicable award and the date of the termination (the “Special Accelerated Vesting Credit”). In the event their employment is terminated by reason of death or permanent disability prior to August 1, 2007, they will receive the Accelerated Vesting Credit under each of their outstanding options and restricted stock units.

Under our agreement with Mr. Cahall, in additional to his current base salary, he is eligible to receive an annual cash bonus of up to 100% of his base salary for the 2005 and 2006 fiscal years (pro rated in the 2005 fiscal year from his start date). Mr. Cahall received a signing bonus, which he must repay in full in the event his employment is terminated by the company for cause, or is terminated by him other than in result of his death, disability or for good reason, prior to August 9, 2006. If his employment is terminated without cause, or if he resigns for good reason, prior to August 9, 2007, he will be entitled to a severance payment, payable in equal monthly installments over the twelve-month period following such termination. If such termination occurs prior to August 9, 2006, the severance payment will be a cash payment in an amount equal to one year of his then current annual base salary, and he will not be required to repay the signing bonus. If such termination occurs after August 9, 2006 but before August 9, 2007, the severance payment will be a cash payment equal to (i) his then current annual base salary plus (ii) his then current annual base salary multiplied by the bonus percentage used to calculate the bonus awarded to him for the immediately preceding year, pro rated through the date of termination. In the event Mr. Cahall is terminated under certain circumstances within twelve months following a change in control of the company, he will receive the Special Accelerated Vesting Credit under each of his outstanding options and restricted stock units.

Under our agreement with Mr. Wisk, in addition to his current base salary, for the 2005 fiscal year he will receive a bonus equal to $150,000, and for the 2006 fiscal year he is eligible to receive a cash bonus of up to 100% his base salary. Mr. Wisk received a signing bonus, which he must repay in full in the event his employment is terminated by the company for cause, or is terminated by him other than as a result of his death, disability or for good reason, prior to August 1, 2006. If his employment is terminated without cause, or if he resigns for good reason, prior to August 1, 2007, he will receive the Accelerated Vesting Credit under each of his outstanding options and restricted stock units and a severance payment, payable in equal monthly installments over the twelve-month period following such termination. If such termination occurs prior to August 1, 2006, the severance payment will be a cash payment in an amount equal to one year of his then current annual base salary, and he will not be required to repay the signing bonus. If such termination occurs after August 1, 2006 but before August 1, 2007, the severance payment will be a cash payment equal to (i) his then current annual base salary plus (ii) his then current annual base salary multiplied by the median bonus percentage used to calculate the bonuses awarded to other executive vice presidents of the company for the immediately preceding year. In the event Mr. Wisk’s employment is terminated by reason of death or permanent disability prior to August 1, 2007, he will receive the Accelerated Vesting Credit under each of his outstanding options and restricted stock units. In the event Mr. Wisk is terminated under certain circumstances within twelve months following a change in control of the company, he will receive the Special Accelerated Vesting Credit under each of his stock options and restricted stock units.

Mr. Fetveit resigned his position with the company in March 2006 and his employment agreement is no longer in effect. While it was in effect, the terms of the agreement were the same as the terms of the agreements for Messrs. Popek and Taragan.

Indemnification Agreements

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and named executive officers. These agreements require that we, among other things, indemnify the person against expenses (including attorneys’ fees), judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as a director or officer of the company (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

It is the duty of the Compensation Committee to determine the salaries and bonuses of the company’s executive officers, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee is also responsible for administering the company’s equity incentive plans.

The Compensation Committee believes that the compensation programs for the company’s executive officers should reflect the company’s performance and the value created for its stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the company and should reward individual contributions to the company’s success. The company is engaged in a very competitive industry, and its success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals. In particular, the Compensation Committee believes that the continuity of the company’s executive officers, particularly the company’s Chairman, Chief Executive Officer and President, has been a critical factor in the company’s success, and will be critical to the company’s success going forward. The Compensation Committee will continue to review executive compensation programs periodically and will consider new and revised programs, as appropriate, to ensure the interests of stockholders are served.

General Compensation Policy.   The Compensation Committee’s policy is to provide the executive officers with compensation opportunities that are based upon their personal performance, the performance of the company and their contribution to that performance, and that are competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of three elements: (i) base salary, (ii) annual variable incentive awards, and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the company’s stockholders. The principal factors that were taken into account in establishing each executive officer’s compensation package for the fiscal year ended December 31, 2005 are described below.

The Compensation Committee regularly evaluates its compensation policy and the methods used to implement such policy to determine whether its objectives are being met. These evaluations may from time to time result in changes in its policy or the methods of implementation.

The Compensation Committee utilizes the services of an independent compensation consulting firm and reviews external compensation surveys in making its decisions with respect to the compensation of the company’s executive officers.  In selecting companies to survey for comparative compensation purposes, the Compensation Committee considers many factors not directly associated with stock price performance, such as geographic location, development stage, organizational structure and market capitalization. For that reason, there is not a meaningful correlation between the companies included within the peer group identified for comparative compensation purposes and the companies included within the Morgan Stanley Internet Composite which the company has selected as the industry index for purposes of the stock performance graph appearing later in this Proxy Statement.

Employment Agreements.   In August 2005, the Compensation Committee approved employment agreements for certain of the company’s existing executive officers (Messrs. Fetveit, Popek and Taragan) and two new executive officers, Messrs. Cahall and Wisk. The Compensation Committee felt that the agreements for the existing executive officers were warranted in order to provide continuity and stability to the company’s management team so that the executive officers can focus their attention primarily on business operations and expansion of our market in the industry without concern over their personal financial situations. The Compensation Committee felt that the agreements for the new executive officers were warranted in order for the company to attract these new executive officers. The Compensation Committee believes that the employment agreements provide competitive compensation packages necessary to assure the continued services of the executive officers critical to the company’s future growth and success and that the agreements are fair reasonable based on internal pay equity considerations, the competitive market for executive talent and the respective duties and responsibilities of each executive officer.

Base Salary.   The minimum base salaries for the executive officers were established under the terms of their respective employment agreements with the company. The Compensation Committee reviews the base salary levels at least annually and may approve increases based on the officer’s personal performance, scope of responsibility and professional experience, as well as internal and external alignment considerations. In performing such review for the 2005 fiscal year, the Compensation Committee consulted with its independent compensation advisor and reviewed external market data. On the basis of its review of such compensation data, the Compensation Committee increased the base salaries of the executive officers for the 2005 fiscal year. The increases ranged from $15,000 to $30,000 and the resulting base salaries for those executive officers were in the upper quartile of the base salary levels in effect for comparable positions at the surveyed companies.

Bonuses.   The annual incentive bonus for each executive officer is based on a percentage of each individual’s base pay and is adjusted to reflect the actual financial performance of the company in comparison to certain targets set for a particular period. The executive bonuses for the fiscal year ended December 31, 2005 were based primarily on the financial milestones adopted concurrently with the 2005 Management Bonus Plan approved by the Compensation Committee. Such milestones were tied to the company’s attainment of adjusted OIBDA (operating income before interest, taxes, depreciation and amortization, subject to certain adjustments) targets. The actual bonus amounts for the named executive officers for the year ended December 31, 2005 are set forth in the Summary Compensation Table. Mr. Goldston received a bonus equal to 125% of his annual base salary; Messrs. Hilliard, Popek and Randall each received bonuses equal to 90% of their annual base salary. The Committee awarded each of Messrs. Hilliard, Popek and Randall an additional 10% of their annual base salary in excess of their target percentage under the 2005 Management Bonus Plan for their performance during 2005.

Long-Term Incentives.   The Compensation Committee has in the past traditionally utilized stock option grants as one of the primary vehicles to provide long-term incentives to the company’s executive officers. However, during the fiscal year ended December 31, 2005, the Compensation Committee did not grant any stock options to the executive officers, other than to Messrs. Cahall and Wisk as part of their initial compensation packages. The executive officers were awarded restricted stock units covering an aggregate of 1,245,000 shares. The Compensation Committee believes that restricted stock units are a valuable addition to the company’s long-term incentive program for several reasons, including ongoing concerns over the dilutive effect of option grants on the company’s stockholders, the potential disconnect between the FAS 123R financial cost of option grants and the actual value delivered to the optionees and the fact that restricted stock units are less subject to market volatility than stock options. Each restricted stock unit entitles the recipient to one share of the company’s common stock at the time of vesting. The restricted stock award made to the executive officers during the 2005 fiscal year are intended to serve as a special inducement for them to remain in the company’s employ and will vest in equal annual increments over a four-year period of service, subject to accelerated vesting if their employment is involuntarily terminated under certain circumstances.

Acceleration of Underwater Options.   On December 15, 2005, the Compensation Committee accelerated the vesting of all outstanding options to purchase shares of the company’s common stock at exercise prices in excess of $16.00 per share. The closing selling price of the company’s common stock on that date was $14.17 per share. The accelerated options were granted to executive officers and other employees under the company’s 2001 Stock Incentive Plan and 2001 Supplemental Stock Incentive Plan and covered an aggregate of 1,252,507 shares of common stock, or 31% of the total outstanding unvested options. The exercise prices of the accelerated options ranged from $16.01 to $64.167 per share, with a weighted average exercise price of $18.47. The executive officers held underwater options for 750,572 shares in the aggregate, with a weighted average exercise price of $18.39 per share. The Compensation

Committee took this action primarily to eliminate any future compensation expense the company would otherwise have had to recognize with respect to those underwater options for financial statement purposes once it became subject to the option expensing rules of Financial Accounting Standard Board (FASB) statement “Share-Based Payment” (FAS 123R) effective January 1, 2006. The company estimated the compensation expense, before tax, would total $3.8 million over the course of the original vesting periods. Ninety-five percent of all the options that were accelerated would have vested within approximately a year and a half of the effective date of the acceleration, and the remaining 5% would have vested within approximately two and a half years of such date. The options held by executive officers would have all vested within 14 months of the effective date of the acceleration. The Compensation Committee believed that it was appropriate and a reasonable course of action to eliminate such a substantial compensation expense which the company would have had otherwise to recognize with respect to options which have limited economic value to the optionees and have failed to achieve their original objectives of providing incentive compensation and serving as meaningful employee retention vehicles.

CEO Compensation.   Mr. Goldston became the company’s Chairman, Chief Executive Officer and President upon consummation of the Merger. His compensation, including base salary and eligibility for annual variable cash compensation, is set by the Compensation Committee in accordance with the terms of his extended employment agreement. Under that agreement, his annual base salary must not be less than $880,000, and his bonus potential must not be less than 125% of his annual base salary. See “Employment Contracts, Termination of Employment and Change in Control Arrangements.” Mr. Goldston’s base salary was increased during the 2005 fiscal year, and his bonus for that fiscal year was based upon the same OIBDA targets for that period as were in effect for the other named executive officers and was accordingly dependent solely upon the company’s financial performance for that period. The restricted stock units awarded to Mr. Goldston during the fiscal year ended December 31, 2005 were in recognition of his personal performance and leadership role and were intended to provide him with an incentive for his continued employment with the company.

As mentioned under the heading “Employment Contracts, Termination of Employment and Change in Control Arrangements,” Mr. Goldston is entitled to certain severance benefits under his employment agreement in the event his employment is terminated without cause or, in the event of a change in control, if his employment is involuntarily terminated or he resigns for good reason. Mr. Goldston would also be entitled to a full tax gross-up if any of his severance benefits were deemed to constitute parachute payments subject to the 20% excise tax under Internal Revenue Code Section 4999. The Compensation Committee believes that this severance package is fair and reasonable in light of Mr. Goldston’s years of service with the company and the significant contribution he has made to the company’s growth and financial success. The Compensation Committee has also discussed this severance package with its independent compensation consultant and has been advised that such package is within the parameters of the severance packages in effect for executive officers in the industry and places Mr. Goldston in the upper quartile of the compensation surveys utilized by such consultant.

Compliance with Internal Revenue Code Section 162(m).   Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation paid to certain of the company’s executive officers, to the extent such compensation exceeds $1 million per covered officer in any year. However, the limitation does not apply to compensation that is performance-based pursuant to certain milestones established under a stockholder-approved plan. The cash compensation paid to the company’s executive officers for the fiscal year ended December 31, 2005 did not exceed the $1 million limit per covered officer, except in the case of the Chief Executive Officer. The cash compensation paid to the Chief Executive Officer for such fiscal year exceeded the limit by approximately $1,250,000. The excess was attributable to (1) the $800,000 performance bonus that the Chief Executive Officer earned by reason of the company’s success in achieving the financial milestones set by the Compensation Committee under the 2005 Management Bonus Plan and (2) the $450,000 of income received from the payment of dividends on restricted stock and restricted stock units held by the Chief Executive Officer. The Bonus Plan was not submitted for stockholder approval, and all compensation paid under that plan was accordingly subject to the $1 million limitation. The Compensation Committee has decided not to submit the incentive bonus plan for the 2006 fiscal year for stockholder approval at the 2006 annual meeting or to take any other action to limit or restructure the elements of cash compensation payable to the company’s executive officers. In addition, the deductibility of any compensation deemed paid by the company in connection with the award of restricted stock or restricted stock units, or the exercise of option grants made under the company’s 2001 Stock Incentive Plan on or after the date of the 2004 annual meeting (or prior to that date for certain grants made to executive officers) or the disposition of shares purchased under those options will also be subject to the $1 million limitation per covered executive officer. None of the compensation deemed paid by the company in connection with equity awards to the executive officers for the fiscal year ended December 31, 2005 exceeded the limit per covered officer, except in the case of the Chief Executive Officer. The compensation deemed paid by the company to the Chief Executive Officer for such fiscal year exceeded the limit by approximately $3,100,000 and was attributable to the exercise of stock options which did not qualify as performance-based compensation. The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs, stock option grants, restricted stock awards or restricted stock units, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the executive officers essential to the company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Submitted by the Compensation Committee of the Board of Directors:

Robert Berglass
Kenneth L. Coleman
Dennis Holt

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the company’s audited financial statements for the year ended December 31, 2005, included in the company’s Form 10-K for that period.

Composition and Charter.   The Audit Committee of our Board of Directors currently consists of three independent directors, as that term is defined in Rule 4200(a)(14) of the Nasdaq Marketplace Rules: Mr. Armstrong, who serves as Chairman of the Audit Committee, Mr. Coleman and Ms. Scott. The Audit Committee operates under a written charter adopted by our Board of Directors, which was amended in February 2004 and is attached to the proxy statement for the Annual Meeting of Stockholders held in 2004 as Appendix B. The Board of Directors and the Audit Committee review and assess the adequacy of the charter of the Audit Committee on an annual basis, particularly in light of recent legislation and rule making regarding the role of the Audit Committee.

Responsibilities.   The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others; reviewing the systems of internal controls over financial reporting, disclosure controls and procedures and the company’s financial reporting process that management and the Board have established; and endeavoring to maintain free and open lines of communication among the Audit Committee, the company’s independent registered public accounting firm and management. The Audit Committee is also responsible for the review of all critical accounting policies and practices to be used by the company; the review and approval or disapproval of all proposed transactions or courses of dealings that are required to be disclosed by Item 404 of Regulation S-K that are not otherwise approved by a comparable committee or the entire Board; and establishing procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters. The Audit Committee also has the authority to secure independent expert advice to the extent the Committee determines it to be appropriate, including retaining independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities.

It is not the duty of the Audit Committee to plan or conduct audits or to prepare the company’s financial statements. Management is responsible for preparing the company’s financial statements, and has the primary responsibility for assuring their accuracy and completeness, and the independent registered public accounting firm is responsible for auditing those financial statements and expressing its opinion as to their presenting fairly in accordance with generally accepted accounting principles the company’s financial condition, results of operations and cash flows. However, the Audit Committee does consult with management and the company’s independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of the company’s financial affairs. In addition, the Audit Committee is responsible for the oversight of the independent registered public accounting firm; considering and approving the appointment of and approving all engagements of, and fee arrangements with, the company’s independent registered public accounting firm; and the evaluation of the independence of the company’s independent registered public accounting firm.

In the absence of their possession of information that would give them a reason to believe that such reliance is unwarranted, the members of the Audit Committee rely without independent verification on the information provided to them by, and on the representations made by, the company’s management and the company’s independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls over financial reporting and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. However, the company’s independent registered public accounting firm must attest to the management report on the effectiveness of the company’s internal controls over financial reporting and the absence of any material weaknesses or significant deficiencies with respect to those controls. The Audit Committee’s authority and oversight responsibilities do not independently assure that the audits of the company’s financial statements are presented in accordance with generally accepted auditing standards, or that the financial statements are presented in accordance with generally accepted accounting principles.

Review with Management and Independent Registered Public Accounting Firm.   The Audit Committee has reviewed and discussed the company’s audited financial statements (including the quality of the company’s accounting principles) with the company’s management and the company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. In addition, the Audit Committee has consulted with management and PricewaterhouseCoopers LLP prior to the presentation of financial statements to stockholders. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, including, among other items, matters related to the conduct by the independent registered public accounting firm of the audit of the company’s consolidated financial statements. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and has discussed with PricewaterhouseCoopers LLP its independence from the company, including whether its provision of non-audit services has compromised such independence.

Conclusion and Reappointment of Independent Registered Public Accounting Firm.   Based on the reviews and discussions referred to above in this report, the Audit Committee recommended to the company’s Board of Directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC, and in February 2006 appointed PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

Submitted by the Audit Committee of the Board of Directors:

James T. Armstrong
Kenneth L. Coleman
Carol A. Scott

Stock Performance Graph

The graph depicted below shows a comparison of cumulative total stockholder returns for the company, the Nasdaq Stock Market (U.S.) Index and the Morgan Stanley Internet Composite.

The graph assumes that $2.90 was invested in NetZero’s common stock on December 29, 2000 in each index, and that all dividends were reinvested. Our Board of Directors declared a quarterly cash dividend of $.20 per share of the company’s common stock in each of May, August and November 2005. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

Notwithstanding anything to the contrary in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this proxy statement or future filings made by us under those statutes, the compensation committee report, the audit committee report, reference to the independence of the audit committee members and the stock performance graph are not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Executive officers, directors and greater-than-10% beneficial owners are required to furnish us with copies of all of the forms that they file.

Based solely on our review of these reports or written representations from certain reporting persons, we believe that during the fiscal year ended December 31, 2005, our officers, directors, greater-than-10% beneficial owners and other persons subject to Section 16(a) of the Exchange Act complied with all filing requirements of Section 16(a) applicable to them with the exception of Mark Goldston, our Chief Executive Officer; Jon Fetveit, our Chief Strategy Officer; Charles Hilliard, our Chief Financial Officer; Gerald Popek, our Chief Technology Officer; Frederic Randall, Jr., our General Counsel; and Robert Taragan, our General Manager of CyberTarget, who were each one day late with the Form 4 filing for the award of restricted stock units made in March 2005.

Annual Report

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 6, 2006, accompanies this proxy statement being mailed to all stockholders. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Form 10-K; Available Information

Stockholders may obtain an additional copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, free of charge, by writing to our corporate Secretary at United Online, Inc., 21301 Burbank Boulevard, Woodland Hills, California 91367. All reports and documents we file with the SEC are also available, free of charge, on our corporate Web site (www.untd.com).

BY ORDER OF THE BOARD OF DIRECTORS OF UNITED ONLINE, INC.

Frederic A. Randall, Jr
Executive Vice President, General Counsel and Secretary

Woodland Hills, California
April 12, 2006

\/ DETACH PROXY CARD HERE \/

UNITED ONLINE, INC.

PROXY

United Online Annual Meeting of Stockholders, May 9, 2006

This Proxy is Solicited on Behalf of the Board of Directors of

United Online, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 9, 2006 and the Proxy Statement, and appoints Mark R. Goldston and Charles S. Hilliard, and each of them, the Proxy of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $0.0001 per share, of United Online, Inc., a Delaware corporation, that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of United Online, Inc. to be held on Tuesday, May 9, 2006 at 10:30 a.m. Pacific time at the Hilton Woodland Hills and Towers, 6360 Canoga Avenue, Woodland Hills, California 91367, or at any and all adjournments and postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat.  The shares represented by this Proxy shall be voted in the manner set forth below.

(Continued, and to be marked, dated and signed, on the other side)

UNITED ONLINE, INC

\/ DETACH PROXY CARD HERE \/

Please Detach Here

\/ You Must Detach This Portion of the Proxy Card \/

Before Returning it in the Enclosed Envelope

1.                                      To elect two directors to serve until the third annual stockholders meeting following their election or until their successors are duly elected and qualified:

ELECTION OF DIRECTORS	☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	FOR ALL EXCEPT as indicated to the contrary below

Nominees:  01 James T. Armstrong, 02 Dennis Holt.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below:

EXCEPTIONS

2.                                       To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of United Online, Inc. for the fiscal year ending December 31, 2006.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.                                       In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

☐	FOR	☐	AGAINST	☐	ABSTAIN

The Board of Directors recommends a vote FOR the directors listed above and a vote FOR each of the listed proposals.  This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINEES LISTED ABOVE AND IN FAVOR OF THE OTHER PROPOSALS.

Please sign exactly as the name appears on your stock certificate. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Please print the name(s) appearing on each stock certificate(s) over which you have voting authority:

(Print name(s) on certificate)

(Signature and Title, if applicable) Date

(Signature, Joint Owner) Date